Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Julia M. Rivera

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Reports First Quarter 2012 Financial Results

First Quarter Highlights

❑	For the quarter, generated funds from operations, or FFO, of negative $(13.8) million, a decrease of $38.1 million from FFO of $24.3 million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was negative $(0.27) for the first quarter of 2012 as compared to FFO of $0.48 in the same quarter of the previous year. For the quarter, net loss to common stockholders was $(2.1) million, or $(0.04) per diluted common share, as compared to the net income of $5.0 million, or $0.10 per diluted common share, for the same quarter of the previous year. The decrease in FFO and net loss to common stockholders for the quarter was primarily attributable to other-than-temporary impairments of $21.1 million related to commercial mortgage-backed securities, or CMBS, held by our collateralized debt obligations, or CDOs.

❑	Increased unrestricted corporate cash to $186.3 million at quarter end, as compared to approximately $163.7 million reported in the prior quarter. In addition, as of March 31, 2012, the Company holds an aggregate of $49.2 million of par value Class A-1, A-2 and B securities previously issued by the Company’s CDOs that are available for re-issuance. The fair value of the repurchased CDO bonds was approximately $39.3 million as of March 31, 2012.

❑	Entered into an Asset Management Services Agreement, or the Management Agreement, with KBS Acquisition Sub, LLC, or KBSAS, a wholly owned subsidiary of KBS Real Estate Investment Trust, Inc., or KBS, which provides for the Company’s continued management of the real estate assets transferred to affiliates of KBS pursuant to the Settlement Agreement executed in September 2011, or the KBS Portfolio, through December 31, 2015 for a base management fee of $12.0 million per year and an incentive fee, or the Threshold Value Profits Participation, in an amount equal to the greater of: (a) $3.5 million or (b) 10% of the amount, if any, by which the portfolio equity value exceeds $375.0 million (as adjusted for future cash contributions into, and distributions out of, KBSAS by KBS). In any event, the Threshold Value Profits Participation is capped at a maximum of $12.0 million.

❑	In January 2012, sold a three-building commercial office complex for $34.0 million generating approximately $16.1 million in incremental unrestricted corporate cash.

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Summary

NEW YORK, N.Y. – May 8, 2012 – Gramercy Capital Corp. (NYSE: GKK) today reported FFO of negative $(13.8) million, or negative $(0.27) per diluted common share, and net loss available to common stockholders of $(2.1) million, or $(0.04) per diluted common share for the quarter ended March 31, 2012. The Company generated total revenues of $30.6 million during the first quarter, an increase of $5.0 million from $25.6 million generated during the same quarter of the previous year. At March 31, 2012, the Company owned approximately $1.0 billion of loan investments, $872.7 million of commercial mortgage–backed real estate securities, or CMBS, $186.3 million of unrestricted cash, commercial real estate with an aggregate book value of approximately $85.4 million and $138.1 million in other assets. As of March 31, 2012, approximately 44.3% of the Company’s assets were comprised of debt investments, 37.9% of CMBS, 8.1% of unrestricted cash, 3.7% of commercial real estate and 6.0% of other assets.

The Company’s business is organized into two complementary business segments supported by a corporate balance sheet with a strong liquidity position and no recourse debt obligations.

The Company’s commercial real estate finance business, which operates under the name Gramercy Finance, focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate related securities.

The Company’s property management and investment business, which operates under the name Gramercy Realty, focuses on third party property management and, to a lesser extent, the ownership and management of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States.

A summary of the Company’s GAAP financial position and operations by business segment and consolidated as of March 31, 2012 is as follows:

	Corporate	Finance	Realty	Intercompany Eliminations	Consolidated
Real estate investments, net	$-	$52,084	$33,293	$-	$85,377
Cash and cash equivalents	186,338	-	-	-	186,338
Loans and other lending investments and commercial mortgage-backed securities	-	1,925,916	-	(30,502)	1,895,414
Repurchased collateralized debt obligation bonds	49,230	-	-	(49,230)	-
Other assets	-	132,311	4,739	1,029	138,079
Total assets	$235,568	$2,110,311	$38,032	$(78,703)	$2,305,208

Collateralized debt obligations	$-	$2,451,814	$29,017	$(78,247)	$2,402,584
Derivative instruments	-	176,665	-	-	176,665
Dividends payable	25,066	-	-	-	25,066
Other liabilities	-	15,276	8,998	(456)	23,818
Total liabilities	25,066	2,643,755	38,015	(78,703)	2,628,133
Equity - preferred stock	85,235	-	-	-	85,235
Equity - common stock	125,267	(533,444)	17	-	(408,160)
Total equity	210,502	(533,444)	17	-	(322,925)
Total liabilities and equity	$235,568	$2,110,311	$38,032	$(78,703)	$2,305,208

Revenues:
Net interest income	$3,436	$15,154	$(379)	$-	$18,211
Management fees	-	3,355	8,313	(3,355)	8,313
Rental and reimbursement revenues	-	764	927	-	1,691
Other revenue (1)	-	2,421	-	-	2,421
Total revenues	3,436	21,694	8,861	(3,355)	30,636
Expenses:
Property operating expenses	-	4,086	6,420	-	10,506
Impairment and loan losses	-	23,613	-	-	23,613
Management, general and administrative	6,701	3,355	-	(3,355)	6,701
Depreciation and amortization	-	111	207	-	318
Total expenses	6,701	31,165	6,627	(3,355)	41,138
Loss from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	$(3,265)	$(9,471)	$2,234	$-	$(10,502)

(1) Includes equity in net income from joint venture.

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The Company’s GAAP book value per common share is negative $(7.99) per share, or $(408.2) million at March 31, 2012. Of the negative book value, approximately $(533.4) million or $(10.44) per common share is attributable to the Company’s commercial real estate finance business. While the assets and liabilities in the CDOs are consolidated on the Company’s books for GAAP purposes, the Company’s exposure to loss is limited to its investment in each CDO. The negative book value of the commercial real estate finance business is primarily attributable to impairments and mark-to-market adjustments made to the loan and CMBS investments financed in the CDOs in excess of the Company’s equity investment in each CDO. Due to the non-recourse nature of the CDOs, ultimately, any loss in excess of the CDO liabilities outstanding will not be realized by the Company.

Corporate

As of March 31, 2012, the Company maintained $186.3 million of unrestricted cash as compared to approximately $163.7 million reported as of December 31, 2011. In addition, as of March 31, 2012, the Company held an aggregate of $49.2 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs that were available for re-issuance. The aggregate fair value of the repurchased CDO bonds was $39.3 million as of March 31, 2012.

A substantial portion of the Company’s cash flow is generated by distributions from its CDOs within the Gramercy Finance division. The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fees. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of April 2012, the most recent distribution date, the Company’s 2005 CDO and 2006 CDO were in compliance with interest coverage and asset overcollateralization covenants; however, the compliance margins were narrow and relatively small declines in collateral performance and credit metrics from one or more assets could cause the CDOs to fall out of compliance. The Company’s 2005 CDO previously failed its overcollateralization test at the October 2011, April 2011 and January 2011 distribution dates and the Company’s 2007 CDO has failed its overcollateralization test beginning with the November 2009 distribution date. We cannot be certain that the CDO tests will continue to be satisfied and that we will continue to receive cash flows relating to the Company’s CDOs in the future, and believe that we may fail the overcollateralization test for the 2005 CDO and/or the 2006 CDO at the July 2012 distribution date. The following chart summarizes the CDO compliance tests as of the most recent distribution dates (April 25, 2012 for the Company’s 2005-1 and 2006-1 CDOs and February 19, 2012 for the Company’s 2007-1 CDO):

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Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	118.27%	106.72%	84.11%
Limit	117.85%	105.15%	102.05%
Compliance margin	0.42%	1.57%	-17.94%
Pass/Fail	Pass	Pass	Fail
Interest Coverage (2)
Current	361.57%	464.92%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	228.72%	359.77%	N/A
Pass/Fail	Pass	Pass	N/A

(1)	The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies. For a defaulted security with a CUSIP that is actively traded, the lower of market value or the product of the security’s principal balance multiplied by the asset’s recovery rate as determined by the rating agencies is used for the overcollateralization ratio.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

On March 14, 2012, the 2007 CDO fell below the Class A/B overcollateralization test threshold of 89%, which constitutes an event of default under the operative documents for the 2007 CDO. Upon such an event of default, the reinvestment period of the 2007 CDO, which was scheduled to expire in August 2012, would have immediately ended and the Company would have lost its ability to reinvest restricted cash held by the 2007 CDO. An event of default also would have entitled the controlling class to direct the Trustee to accelerate the notes of the 2007 CDO and, depending on the circumstances, force the prompt liquidation of the collateral. In March 2012, a majority of the controlling class of senior note holders waived the related event of default and has waived each subsequent event of default, if any, related to the Class A/B overcollateralization test. The majority of the controlling class has reserved the right to revoke or extend such waiver at any time.

Cash flows generated from the Company’s CDOs with respect to its ownership of non-investment grade bonds, preferred equity and collateral management agreements for the year to date 2012 are summarized as follows (dollar amounts in thousands):

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees	Distributions	Total

1Q 2012	$2,398,596	$3,495,260	$1,026,567	$9,160,260	$172,153	$-	$16,252,836
2Q 2012	3,134,206	1,907,434	965,059	6,310,558	-	-	12,317,257
Total 2012	$5,532,802	$5,402,694	$1,991,626	$15,470,818	$172,153	$-	$28,570,093

During the three months ended March 31, 2012, the Company did not repurchase any notes.

Interest expense includes costs related to $2.4 billion of non-recourse long-term notes issued by the three CDOs that are consolidated on the Company’s balance sheet. Interest expense was $20.4 million for the three months ended March 31, 2012, compared to $20.3 million for the three months ended March 31, 2011.

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Management, general and administrative expenses were $6.7 million for the three months ended March 31, 2012, as compared to $12.5 million in the prior quarter and $6.4 million for the same period in the prior year. The decrease in management, general and administrative expenses is primarily attributable to a reduction in professional fees related to loan enforcement costs within the 2005-1 CDO as compared to the prior quarter. Loan enforcement costs for assets financed in our CDOs are typically advanced by the Company and reimbursed as servicing advances once the loan is resolved.

In January 2012, the Company sold a three-building commercial office complex for $34.0 million generating approximately $16.1 million in incremental unrestricted corporate cash. The operating results for this complex and the gain on sale of $9.9 million have been recorded in the Condensed Consolidated Statements of Comprehensive Income.

Gramercy Finance

Interest income is generated on the Company’s whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity interests and CMBS within the Company’s Gramercy Finance division. For the three months ended March 31, 2012, $27.2 million was earned on fixed rate investments and $11.4 million was earned on floating rate investments.

Other income of $2.4 million for the three months ended March 31, 2012 is primarily composed of operating revenues from properties the Company owns through foreclosure.

The Company recorded a net provision for loan losses of approximately $2.5 million, or $0.05 per diluted common share, for the quarter ended March 31, 2012. By comparison, the Company’s provision for loan loss was approximately $1.7 million, or $0.03 per fully diluted common share, for the preceding quarter and approximately $17.5 million, or $0.35 per fully diluted common share, for the same quarter of the prior year. The Company’s reserve for loan losses at March 31, 2012 was approximately $213.3 million, or approximately 42.6% of the unpaid principal balance, in connection with 14 separate loans with an aggregate carrying value of approximately $290.7 million. In addition, the Company recorded non-cash impairment charges of approximately $21.1 million for the three months ended March 31, 2012, related to six CMBS investments with an aggregate carrying value of $57.0 million, deemed to be other-than-temporarily impaired.

Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs. As of March 31, 2012, debt investments owned by Gramercy Finance had a carrying value of approximately $1.0 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $266.9 million. CMBS investments had an aggregate carrying value of approximately $872.7 million as of March 31, 2012, net of impairments, unamortized fees, fair value adjustments and discounts of approximately $354.7 million. The Company’s CMBS investments are classified as available-for-sale and accordingly, such CMBS are carried at fair value. Changes in fair value are not necessarily indicative of current or future changes in cash flow, which are based on actual delinquencies, defaults and sales of the underlying collateral, and therefore are not recognized in earnings. Changes in fair value are reflected in accumulated other comprehensive loss in the equity section of the Condensed Consolidated Balance Sheet. The Company continues to monitor all of its CMBS investments for other-than-temporary impairments. The fair value adjustment for the Company’s CMBS as of March 31, 2012 was approximately $138.7 million as compared to a fair value adjustment of $258.8 million in the preceding quarter.

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Loan prepayments, partial repayments and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $59.5 million for the three months ended March 31, 2012. As of March 31, 2012, there are no unfunded commitments associated with existing loans.

First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, increasing to 83.7% at March 31, 2012, compared to 82.5% as of December 31, 2011. The weighted average remaining term of Gramercy Finance's debt investment portfolio remained unchanged as of March 31, 2012 at 2.3 years and the weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio remained unchanged as of March 31, 2012 at 3.3 years.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments, as of March 31, 2012 and December 31, 2011 were as follows (dollar amounts in thousands):

			Allocation by Investment		Fixed Rate:		Floating Rate:
	Carrying Value (1)		Type		Average Yield		Average Spread over LIBOR
	2012	2011	2012	2011	2012	2011	2012	2011
Whole loans, floating rate	$654,114	$689,685	64.0%	63.8%			328 bps	331 bps
Whole loans, fixed rate	201,972	202,209	19.7%	18.7%	8.32%	8.35%
Subordinate interests in whole loans, floating rate	-	25,352	-	2.3%			0 bps	575 bps
Subordinate interests in whole loans, fixed rate	90,554	89,914	8.9%	8.3%	10.50%	10.50%
Mezzanine loans, floating rate	45,933	46,002	4.5%	4.3%			872 bps	860 bps
Mezzanine loans, fixed rate	23,757	23,847	2.3%	2.2%	10.34%	10.34%
Preferred equity, floating rate	3,099	3,615	0.3%	0.3%			235 bps	234 bps
Preferred equity, fixed rate	3,250	1,295	0.3%	0.1%	0.00%	0.00%
Subtotal/ Weighted average	1,022,679	1,081,919	100.0%	100.0%	9.00%	9.08%	363 bps	370 bps
CMBS, floating rate	49,075	47,855	5.6%	6.2%			104 bps	96 bps
CMBS, fixed rate	823,660	727,957	94.4%	93.8%	8.20%	8.22%
Subtotal/ Weighted average	872,735	775,812	100.0%	100.0%	8.20%	8.22%	104 bps	96 bps

Total	$1,895,414	$1,857,731	100.0%	100.0%	8.42%	8.48%	346 bps	354 bps

(1)	Loans and other lending investments and CMBS investments are presented net of unamortized fees, discounts, unfunded commitments, reserves for loan losses, and other adjustments.

At March 31, 2012, Gramercy Finance had one whole loan with a carrying value of $51.4 million classified as non-performing. At March 31, 2012, the Company had two whole loans with an aggregate carrying value of $39.6 million, two mezzanine loans with a carrying value of $23.8 million and three preferred equity investments with an aggregate carrying value of $6.3 million classified as sub-performing.

During the quarter ended March 31, 2012 the Company purchased approximately $550,000 of fixed rate CMBS at an aggregate effective yield of 6.3%. The CMBS purchases were made within the Company’s CDOs.

Gramercy Realty

Summarized in the table below are key property portfolio statistics for Gramercy Realty’s owned portfolio as of March 31, 2012 and December 31, 2011:

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	Number of Properties		Rentable Square Feet		Occupancy
Properties	March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011
Branches	41	41	261,732	261,732	28.9%	28.9%
Office Buildings	14	15	391,163	491,084	41.2%	44.7%
Total	55	56	652,895	752,816	36.3%	39.2%

In addition to its owned portfolio, Gramercy Realty also manages over $2.0 billion of real estate assets that were transferred to affiliates of KBS pursuant to the Settlement Agreement executed in September 2011. The KBS Portfolio is comprised of 561 bank branches, 284 office buildings and one land parcel. As of March 31, 2012, the KBS Portfolio aggregated approximately 20.7 million rentable square feet.

In September 2011, the Company entered into an asset management arrangement upon the terms and conditions set forth in the settlement agreement, or the Interim Management Agreement, to provide for the Company’s continued management of the KBS Portfolio through December 31, 2013 for a fixed fee of $10.0 million annually, the reimbursement of certain costs and incentive fees equal to 10.0% of the excess of the equity value, if any, of the transferred collateral over $375.0 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Threshold Value Participation, and 12.5% of the excess equity value, if any, of the transferred collateral over $468.5 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Excess Value Participation. The minimum amount of the Threshold Value Participation equaled $3.5 million. The Settlement Agreement obligated the parties to negotiate in good faith to replace the Interim Management Agreement with a more complete and definitive management services agreement on or before March 31, 2012 and provided that if the parties failed to complete a definitive agreement, the Interim Management Agreement would have terminated by its terms on June 30, 2012.

In March 2012, the Company, entered into the Management Agreement with KBSAS, a wholly owned subsidiary of KBS, pursuant to which the Company provides asset management services to KBSAS with respect to the KBS Portfolio. The Management Agreement provides for the Company’s continued management of the KBS Portfolio, through December 31, 2015 for (i) a base management fee of $12.0 million per year, payable monthly, plus the reimbursement of all property related expenses paid on behalf of KBSAS, subject to deferral of $166.7 thousand per month at KBSAS’s option until the accrued amount equals $2.5 million or June 30, 2013, whichever is earlier, and (ii) the Threshold Value Profits Participation in an amount equal to the greater of: (a) $3.5 million and (b) 10% of the amount, if any, by which the portfolio equity value exceeds $375.0 million (as adjusted for future cash contributions into, and distributions out of, KBSAS by KBS). In any event, the Threshold Value Profits Participation is capped at a maximum of $12.0 million. The Threshold Value Profits Participation is payable 60 days after the earlier to occur of June 30, 2014 (or March 31, 2015 upon satisfaction of certain extension conditions, including the payment by KBSAS to a wholly-owned subsidiary of the Company of a $750,000 extension fee) and the date on which KBSAS, directly or indirectly, sells, conveys or otherwise transfers at least 90% of the KBS Portfolio (by value).

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The Management Agreement may be terminated by the Company, (i) without any KBSAS default under the Management Agreement, on or after December 31, 2012, upon 90 days’ prior written notice or (ii) at any time by five business days’ prior written notice in the event of a KBSAS default under the Management Agreement. The Management Agreement may be terminated by KBSAS, (i) without Cause (as defined in the Management Agreement), with an effective termination date of March 31 or September 30 of any year upon 90 days prior written notice but at no time prior to April 1, 2013, or (ii) at any time after April 1, 2013 for Cause. In the event of a termination of the Management Agreement by KBSAS after April 1, 2013 but prior to December 31, 2015, the Company will be entitled to receive a declining balance termination fee, ranging from $5.0 million to $2.0 million, calculated as specified in the Management Agreement.

Rental revenues and operating expense reimbursements are primarily comprised of revenue earned on the portfolio of 55 properties owned by Gramercy Realty as of March 31, 2012.

For the first quarter 2012, Gramercy Realty’s rental revenues totaled approximately $0.6 million, and related operating expenses aggregated approximately $5.9 million as compared to prior quarter’s rental revenues of approximately $0.6 million and related operating expenses of approximately $6.2 million, inclusive of reclassification adjustments for discontinued operations.

In addition, Gramercy Realty earned fee revenues of $8.3 million in property management, asset management and administrative fees pursuant to the Interim Management Agreement with KBSAS for the KBS Portfolio.

In February 2012, Gramercy Realty sold a building for $2.4 million generating approximately $0.6 million in incremental unrestricted corporate cash.  The operating results for this building and the gain on sale of $2.0 million have been recorded in discontinued operations in the financial data in this press release.

Dividends

Beginning with the third quarter of 2008, the Company’s Board of Directors elected not to pay a dividend on the Company’s common stock. The Company’s Board of Directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division focuses on third party management and, to a lesser extent, ownership and management of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

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To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 13 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

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Selected Financial Data

Gramercy Capital Corp.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited dollar amounts in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Revenues
Interest income	$38,570	$40,511
Less: Interest expense	20,359	20,289
Net interest income	18,211	20,222
Other revenues:
Management fees	8,313	-
Rental Income	1,319	1,384
Operating expense reimbursements	372	346
Other income	2,393	3,694
Total revenues	30,608	25,646

Expenses
Property operating expenses
Real estate taxes	402	399
Utilities	502	567
Ground rent and leasehold obligations	215	171
Direct billable expenses	21	-
Other property operating expenses	9,366	4,530
Total property operating expenses	10,506	5,667

Other-than-temporary impairment	34,455	-
Portion of impairment recognized in other comprehensive loss	(13,387)	-
Net impairment recognized in earnings	21,068	-
Depreciation and amortization	318	318
Management, general and administrative	6,701	6,415
Provision for loan losses	2,545	17,500
Total expenses	41,138	29,900

Loss from continuing operations before equity in net income from joint ventures and provisions for taxes	(10,530)	(4,254)

Equity in net income of joint ventures	28	30
Loss from continuing operations before provision for taxes, gain on extinguishment of debt and discontinued operations	(10,502)	(4,224)

Gain on extinguishment of debt	-	3,656
Provision for taxes	(1,312)	(70)
Net loss from continuing operations	(11,814)	(638)
Net income (loss) from discontinued operations	(488)	6,450
Net gains from disposals	11,943	937
Net income from discontinued operations	11,455	7,387
Net income (loss) attributable to Gramercy Capital Corp.	(359)	6,749
Accrued preferred stock dividends	(1,790)	(1,790)
Net income (loss) available to common stockholders	$(2,149)	$4,959

Basic earnings per share:
Net loss from continuing operations, net of preferred dividends	$(0.26)	$(0.05)
Net income from discontinued operations	0.22	0.15
Net income (loss) available to common stockholders	$(0.04)	$0.10

Diluted earnings per share:
Net loss from continuing operations, net of preferred dividends	$(0.26)	$(0.05)
Net income from discontinued operations	0.22	0.15
Net income (loss) available to common stockholders	$(0.04)	$0.10
Basic weighted average common shares outstanding	51,261,325	49,992,132
Diluted weighted average common shares and common share equivalents outstanding	51,261,325	50,718,574

Other comprehensive income:
Unrealized gain on available for sale securities and derivative instruments:
Unrealized holding gains arising during period	$119,233	$30,098

Other comprehensive income	119,233	30,098

Comprehensive income attributable to Gramercy Capital Corp.	$118,874	$36,847

Comprehensive income attributable to common stockholders	$117,084	$35,057

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Gramercy Capital Corp.

Condensed Consolidated Balance Sheets

(Unaudited dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2012	2011
Assets:
Real estate investments, at cost:
Land	$11,874	$11,915
Building and improvements	29,921	30,603
Other real estate investments	20,318	20,318
Less: accumulated depreciation	(2,827)	(2,722)
Total real estate investments, net	59,286	60,114

Cash and cash equivalents	186,083	163,629
Restricted cash	267	93
Loans and other lending investments, net	766	828
Investment in joint ventures	432	496
Assets held-for-sale, net	-	32,834
Tenant and other receivables, net	2,662	2,829
Derivative instruments, at fair value	4	6
Acquired lease assets, net of accumulated amortization of $325 and $342	389	477
Deferred costs, net of accumulated amortization of $5,363 and $4,899	1,532	1,961
Other assets	4,097	4,141
Subtotal	255,518	267,408

Assets of Consolidated Variable Interest Entities ("VIEs"):
Real estate investments, at cost:
Land	21,967	21,967
Building and improvements	4,413	4,205
Less: accumulated depreciation	(289)	(261)
Total real estate investments directly owned	26,091	25,911

Cash and cash equivalents	255	96
Restricted cash	59,799	34,122
Loans and other lending investments, net	1,021,913	1,081,091
Commercial mortgage-backed securities - available-for-sale	872,735	775,812
Assets held-for-sale, net	10,285	10,131
Derivative instruments, at fair value	663	913
Accrued interest	27,216	28,660
Deferred costs, net of accumulated amortization of $32,558 and $31,498	8,031	9,086
Other assets	22,702	25,100
Subtotal	2,049,690	1,990,922

Total assets	$2,305,208	$2,258,330

11

Gramercy Capital Corp.

Condensed Consolidated Balance Sheets

(Unaudited dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2012	2011
Liabilities and Equity:
Liabilities:
Accounts payable and accrued expenses	$9,315	$14,992
Dividends payable	25,066	23,276
Deferred revenue	2,539	2,392
Below-market lease liabilities, net of accumulated amortization of $1,247 and $1,189	1,847	1,905
Liabilities related to assets held-for-sale	-	1,459
Other liabilities	774	627
Subtotal	39,541	44,651

Non-Recourse Liabilities of Consolidated VIEs:
Collateralized debt obligations	2,402,584	2,468,810
Accounts payable and accrued expenses	4,321	4,554
Accrued interest payable	4,012	3,729
Deferred revenue	97	88
Liabilities related to assets held-for-sale	180	249
Derivative instruments, at fair value	176,665	175,915
Other liabilities	733	764
Subtotal	2,588,592	2,654,109

Total liabilities	2,628,133	2,698,760

Commitments and contingencies	-	-

Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 51,279,468 and 51,086,266 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $88,146, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at March 31, 2012 and December 31, 2011.	85,235	85,235
Additional paid-in-capital	1,081,021	1,080,600
Accumulated other comprehensive loss	(321,706)	(440,939)
Accumulated deficit	(1,168,428)	(1,166,279)
Total Gramercy Capital Corp. stockholders' equity	(323,828)	(441,333)
Non-controlling interest	903	903
Total equity	(322,925)	(440,430)
Total liabilities and equity	$2,305,208	$2,258,330

12

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited amounts in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Net income (loss) available to common stockholders	$(2,149)	$4,959
Add:
Depreciation and amortization	1,572	20,441
FFO adjustments for joint ventures	67	1,096
Non-cash impairment of real estate investments	-	591
Less:
Non-real estate depreciation and amortization	(1,306)	(1,827)
Gain on sale	(11,943)	(937)
Funds from operations	$(13,759)	$24,323

Funds from operations per share - basic	$(0.27)	$0.49

Funds from operations per share - diluted	$(0.27)	$0.48

13